Exhibit 10.1
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT
     THIS AMENDMENT by and between BIOGEN IDEC INC., formerly IDEC Pharmaceuticals Corporation (the “Company”), and James C. Mullen (the “Executive”), dated as of February 7, 2006.
     WHEREAS, the Executive and the Company are parties to an Employment Agreement dated as of June 20, 2003 (the “June 20, 2003 Agreement”); and
     WHEREAS, the Executive and the Company desire to amend the June 20, 2003 Agreement as set forth herein.
     NOW, THEREFORE, it is hereby agreed as follows:
1.     Section 2(a) of the June 20, 2003 Agreement is hereby amended and restated to read as follows:
     "(a) During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company and as a member the Company’s Board of Directors (the “Board”), in each case with such duties and responsibilities as are customarily assigned to these positions, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Board. The Executive shall be responsible for the general management and affairs of the Company. During the Term, the Executive shall report solely to the Board, and all Company functions shall report, directly or indirectly, to the Executive. During the Term, the Company shall cause the Executive to be included in the slate of persons nominated to serve as members of the Board and shall use its best efforts (including, without limitation, the solicitation of proxies) to have the Executive elected and reelected to the Board.”
2.     Section 3(b) of the June 20, 2003 Agreement is hereby amended by deleting the second sentence of Section 3(b) in its entirety and replacing it with the following:
     “The Executive’s annual target bonus opportunity pursuant to such plans shall be 125% of the Annual Base Salary for the fiscal year and the Executive shall be eligible to earn amounts in excess of such target amount in accordance with the annual cash incentive compensation plan methodology utilized by the Company.”
3.     Section 5(a) of the June 20, 2003 Agreement is hereby amended by deleting the second sentence of Section 5(a) in its entirety and replacing it with the following:
     “In addition, all of the Executive’s then outstanding options to purchase shares of Company common stock (including but not limited to any converted Biogen options) and other equity based awards (including but not limited to restricted stock awards) shall be immediately vested and, if applicable, exercisable upon the Date of Termination.”
4.     Section 5(b) of the June 20, 2003 Agreement is hereby amended by deleting the third sentence of Section 5(b) in its entirety and replacing it with the following:
     “In addition, if the Executive’s employment is terminated due to death or Disability, all of the Executive’s then outstanding options to purchase shares of Company common stock and other equity based awards shall be immediately vested and, if applicable, exercisable from the Date of Termination until the earlier of (i) the expiration of the maximum term of the equity award and (ii) the one year anniversary of the Date of Termination.
5.     Except as expressly modified by the terms of this Amendment, the provision of the June 20, 2003 Agreement shall continue in full force and effect.
6.     This Amendment may be executed in several counterparts, each of which shall be deemed an original and which together shall constitute but one and the same instrument.

7.     This Amendment shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts, without reference to principles of conflicts of laws.
     IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment under seal, as of the day and year first above written.

BIOGEN IDEC INC.
By:	/s/ Bruce R. Ross
	Name:	Bruce R. Ross
	Title:	Chairman of the Board

By:	/s/ James C. Mullen
James C. Mullen